Exhibit 99.1

Pitney Bowes Announces Fourth Quarter and Annual Results for 2010

STAMFORD, Conn.--(BUSINESS WIRE)--February 8, 2011--Pitney Bowes Inc. (NYSE:PBI) today reported 2010 fourth quarter and full year 2010 results.

Revenue for the quarter was $1.4 billion, a decline of one percent compared with the prior year. Adjusted earnings per diluted share from continuing operations for the fourth quarter was $0.66 compared with $0.64 for the prior year. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported earnings per diluted share of $0.31 for the fourth quarter, compared with $0.47 per diluted share for the prior year. GAAP earnings per diluted share for the quarter included a $0.27 per share charge for restructuring and asset impairment costs associated with the company’s Strategic Transformation initiatives, including $0.07 per share for pension and retiree medical curtailment related non-cash charges; a non-cash net tax charge of $0.03 per share, associated with out-of-the money stock options that expired during the quarter; and a $0.05 per share loss associated with discontinued operations.

For the full year revenue was $5.4 billion, a decline of 3 percent when compared with the prior year, and adjusted earnings per diluted share from continuing operations was $2.23 compared with $2.28 for the prior year. GAAP earnings per diluted share was $1.41 for the full year compared with $2.04 for the prior year. GAAP earnings per diluted share for the year included a $0.59 charge for restructuring and asset impairment costs primarily associated with the company’s Strategic Transformation initiatives; a non-cash net tax charge of $0.13 primarily associated with out-of-the money stock options that expired during the year and healthcare legislation enacted at the beginning of the year; and a $0.09 loss associated with discontinued operations.

Free cash flow was $289 million for the quarter and $961 million for the year. On a GAAP basis, the company generated $284 million in cash from operations for the quarter and $951 million for the year. In comparison to the prior year’s free cash flow of $889 million, free cash flow for 2010 benefited primarily from improved working capital and reduced capital expenditures. Uses of cash for the year included $320 million of dividend payments to shareholders; $171 million of debt reduction; and $100 million to repurchase the company’s common shares outstanding.

The company’s results for the quarter and the year are summarized in the table below:

	Fourth Quarter	Full Year 2010*
Adjusted EPS	$0.66	$2.23
Restructuring and Asset Impairments	($0.27)	($0.59)
Tax Charges	($0.03)	($0.13)
GAAP EPS from Continuing Operations	$0.36	$1.50
Discontinued Operations	($0.05)	($0.09)
GAAP EPS	$0.31	$1.41

*The sum of the earnings per share does not equal the totals above due to rounding.

Commenting on the quarter and the year, Chairman, President and CEO Murray D. Martin noted, “Our quarterly and full year’s results reflect progress against several key milestones toward growth. Equipment sales improved for the second consecutive quarter on a consolidated basis and in our global Mailing operations. Growth was enhanced by placement of new products, in particular, our Connect+ TM web-based communications system. We again had solid growth in software revenue even as we build more recurring streams through multi-year licensing agreements. Importantly, as we anticipated, relative comparisons in our recurring revenue streams of supplies, rentals and financing are improving. We continue to execute on our Strategic Transformation program and we reaped even greater benefits than expected. In addition to the cost savings, we have enhanced the way we interact with our customers and streamlined our processes to develop new products more quickly and efficiently. The program is reducing our fixed cost structure so we will be more profitable and flexible as we grow the business.

“Strategic Transformation is also enabling us to continue investing in new capabilities and solutions which are generating value for our customers and shareholders, even in the current global business climate. Our growth strategies are focused on delivering a range of solutions that help our SMB and enterprise customers more effectively manage communications with their customers.

“As a result of the actions that we took during the year, we exited the year in an excellent position to leverage profitable growth in 2011 and beyond. Therefore, for the 29th consecutive year our Board of Directors approved an increase in our quarterly dividend. The dividend for the first quarter 2011 will be $0.37 per common share. At the same time, the Board approved an increase of $100 million in the company’s share repurchase authorization from $50 million to a total of $150 million.

“As we enter 2011, we are introducing game-changing innovations that will support our growth well into the future. We are enabling businesses to bridge the physical and digital channels to enhance communications with their customers. In January we introduced Volly TM, which is our new secure digital mail delivery system. Volly TM is a cloud-based platform that empowers consumers to receive, view, organize and manage bills, statements, direct marketing catalogs, coupons and other content from multiple providers using a single application.”

Business Segment Results

The company reports its business segments in two groups based on the customers served: Small and Medium Business (SMB) Solutions and Enterprise Business Solutions. The SMB Solutions Group consists of the company’s global Mailing operations. The Enterprise Business Solutions Group includes the company’s global Production Mail, Software, Management Services, Mail Services and Marketing Services operations.

SMB Solutions

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$716 million	(3%)	(2%)
EBIT	$219 million	(2%)

Within the SMB Solutions Group:
U.S. Mailing

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$473 million	(5%)	(5%)
EBIT	$181 million	0%

U.S. Mailing had a second consecutive quarter of year-over-year equipment sales growth among its mid-and larger-sized customers, benefiting from increased placements of the new Connect+ ™ mailing system and improved retention rates among existing customers. Achieving sequential quarters of year-over-year equipment sales growth in the U.S. Mailing segment is a key milestone towards returning the other revenue components of the core business to growth. The segment’s overall revenue continued to be affected by lower rental and financing revenue as a result of lower equipment sales in prior periods. However, the decline in financing revenue continues to moderate and overall revenue declined at its lowest rate in eight quarters. EBIT margin improved by 190 basis points versus the prior year, as a result of ongoing productivity improvements related to the company’s Strategic Transformation program, lower credit losses, and ongoing benefits from previous lease extensions.

International Mailing

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$244 million	1%	3%
EBIT	$37 million	(9%)

International Mailing revenue grew both on a reported basis and excluding the impact of foreign currency when compared with the prior year. The segment also had a second consecutive quarter of year-over-year equipment sales growth, helped by sales of the new Connect+ ™ mailing system, which was introduced in the UK during the quarter. The Connect+ ™ mailing system will be rolled-out to other parts of Europe and Canada throughout 2011. Revenue also had a modest benefit from the initial placements of recently approved meter systems in Italy and growth in meters in service in Canada, both of which are expected to generate additional revenues in the future. Additionally, there was growth in support services revenue during the quarter. As in the U.S., financing revenue declined as a result of lower equipment sales in prior periods. EBIT declined versus the prior year in part due to mix of revenue and higher pension costs versus the prior year.

Enterprise Business Solutions

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$718 million	0%	1%
EBIT	$100 million	8%

Within the Enterprise Business Solutions Group:
Worldwide Production Mail

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$177 million	11%	12%
EBIT	$25 million	5%

Worldwide Production Mail had double-digit revenue growth during the quarter, when compared with the prior year, which was partially driven by a higher backlog entering the quarter and continued demand for the company’s high-speed, high integrity inserting systems, especially in the financial services and insurance sectors in the U.S. During the quarter, the company installed eleven inserting systems in China and completed the installation of two Intellijet™ color production printing systems from the company’s technology distribution partnership with HP. EBIT margin improved sequentially but declined versus the prior year due in part to product mix and start-up installation costs associated with the Intellijet™ color production printing systems.

Software

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 111 million	6%	6%
EBIT	$ 24 million	13%

During the quarter, the Software business experienced continued demand for its analytics and CRM software solutions in the U.S. The company’s continued transition to annuity-based pricing for selected software solutions resulted in selling a majority of its larger software solutions as multi-year arrangements, which will benefit recurring revenue in future periods. If these deals had been sold as one-time licenses, revenue would have grown at a double-digit pace. Revenue for the quarter, as compared to the prior year, benefited from the company’s recent acquisition of Portrait Software, plc, which further enhances the company’s analytics and customer communications management capabilities. Software EBIT grew at a double-digit rate and the margin improved versus the prior year primarily due to margin leverage on revenue growth and ongoing productivity gains.

Management Services

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$251 million	(8%)	(6%)
EBIT	$ 27 million	17%

During the quarter, Management Services had its best net new written business in the U.S. in two years as the business environment appears to be stabilizing. These new contracts will begin to offset the revenue decline resulting from account contractions and terminations in the U.S. during the economic downturn. Also, as noted previously, the company exited a number of postal facilities management contracts in the U.S., which reduced revenue during the quarter. Outside the U.S., where the company principally provides print and customer communication services to enterprise accounts in Europe, the company decided to exit some lower margin accounts. As a result of this decision and lower print volumes, revenue declined in the quarter. Despite lower revenue, segment EBIT margin improved for the sixth consecutive quarter versus the prior year. The margin improvement resulted from the company’s focus on more profitable contracts, ongoing productivity initiatives, and a continued transition to a more variable cost structure.

Mail Services

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$146 million	1%	1%
EBIT	$ 19 million	(5%)

Mail Services continues to process increasing volumes of both First Class and Standard Class mail from new and existing customers in the U.S. There is ongoing customer demand for the company’s unique nationwide logistics capability to help mailers maximize presort discounts and expedite mail delivery. Presort-related revenue for the quarter grew and the EBIT margin continued to improve.

EBIT for the segment was impacted by increased costs associated with the International Mail Services (IMS) portion of the business. Higher shipping rates for some international destinations reduced parcel revenue margins for the quarter. However, the company is building scale in this business and has taken actions to mitigate these cost increases, including updating customer contract rates for 2011.

Marketing Services

	4Q 2010	Y-O-Y Change	Change ex Currency
Revenue	$ 33 million	(3%)	(3)%
EBIT	$ 6 million	2%

Marketing Services revenue declined versus the prior year primarily because of a reduced number of household moves during the quarter versus the prior year. EBIT margin continued to improve year-over-year due to improved marketing revenue per move. This business is built around a set of physical and digital products that help approximately 44 million U.S. residents with the change of address process each year.

Strategic Transformation Update

During 2010, the company accelerated several of its strategic initiatives to streamline processes and make its cost structure more variable to better leverage changing business conditions. As a result, it achieved benefits for 2010 of $120 million net of system and related investments, which was substantially in excess of its original target of at least $50 million in net benefits. Pre-tax restructuring and related impairment charges for the year were $182 million. This exceeded the company’s original target for 2010 charges in the range of $100 to $150 million, as it accelerated programs and incurred pension and retiree medical curtailment related non-cash charges of $24 million in the fourth quarter. Total costs related to the program are expected to remain within the original range, and are now estimated at $300 to $350 million. The company now expects that annualized pre-tax benefits net of system and related investments will be in the range of $250 to $300 million by 2012. This represents a $100 million increase in projected net benefits resulting from process automation, channel alignment, reduced infrastructure costs and streamlined product development.

2011 Guidance

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release.

The company expects 2011 revenue, excluding the impacts of currency, to be in a range of flat to 3 percent growth. The company’s outlook projects a return to revenue growth due in part to a number of initiatives designed to stabilize its base business and drive new growth opportunities. This is occurring in a business and economic environment characterized by gradual improvement at varying rates by sector and geography.

The company anticipates continued improvement in equipment sales in 2011 building on two consecutive quarters of year-over-year improvement, as well as an expected positive outlook for sales of new solutions like the Connect+ TM communications system. As equipment sales improve, the company expects moderating declines in recurring revenue streams primarily related to the SMB Solutions Group. The company has previously discussed that lower equipment sales during the economic downturn affects financing, rentals and supplies revenue streams. The company expects growth in several areas in 2011 to offset the anticipated declines in SMB stream revenues. These include growth in Software revenue due to increasing demand for term-based licenses of customer communications management software solutions; expansion in Mail Services; and new customer communications management solutions across our enterprise business portfolio.

The company’s 2011 guidance for adjusted diluted earnings per share from continuing operations is summarized below:

2011 Earnings Guidance Reconciliation	Full Year
2010 Adjusted EPS	$2.23
Operations Growth Excluding SMB Stream Revenues*	$0.32 to $0.42
Impact of Lower SMB Stream Revenues*	($0.30 to $0.25)
2011 EPS on a Comparative Basis	$2.25 to $2.40
Investment in Volly TM Market Development	($0.10 to $0.05)
2011 Adjusted EPS from Continuing Operations	$2.15 to $2.35

*Stream revenues include financing, rentals and supplies in the SMB Solutions Group

In 2011, the company anticipates generating incremental earnings of $0.32 to $0.42 per share from operations growth and productivity, excluding the impact of SMB stream revenues. As noted previously, the company anticipates lower SMB stream revenues as a result of lower equipment sales in prior periods, which are expected to negatively impact earnings by $0.25 - $0.30 per share, resulting in comparative earnings for the year of $2.25 to $2.40 per share. The company also plans to invest $.05 to $.10 per share to develop the market for Volly TM, a secure digital mail system. As a result, the company expects 2011 adjusted earnings per share from continuing operations in the range of $2.15 to $2.35.

The company’s 2011 guidance for GAAP diluted earnings per share from continuing operations is summarized below:

Full Year
2011 Adjusted EPS from Continuing Operations	$2.15 to $2.35
Restructuring	($0.35 to $0.25)
2011 GAAP EPS from Continuing Operations	$1.80 to $2.10

On a GAAP basis, the company expects 2011 earnings per diluted share from continuing operations in the range of $1.80 to $2.10 including the expected impact of $0.25 to $0.35 per share for restructuring charges associated with Strategic Transformation.

The company expects to generate free cash flow for 2011 in the range of $750 million to $850 million. As compared to the prior year, the company expects increased investment in finance receivables through higher levels of equipment sales, and higher capital expenditures associated with investments in business growth which would result in lower free cash flow in 2011.

The company’s Board of Directors approved an increase of $100 million in the company’s share repurchase authorization from $50 million to a total of $150 million. The company plans to utilize this authorization over the next twelve to eighteen months.

In closing, Mr. Martin noted, “In 2011 we expect increasing benefit from the actions we took to transform our business and invest in long-term value creation. We are excited about pursuing the promising growth opportunities that we see in leveraging our leadership in physical mail and growing our digital and hybrid capabilities to help our customers connect more effectively with their customers and prospects.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST which includes a slide presentation. Instructions for accessing the webcast of the earnings results, including the slides, are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $5.4 billion global leader whose products, services and solutions deliver value within the mailstream and beyond. For more information visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and cash from operations results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash from operations has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash from operations and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges; our future revenue and earnings guidance; and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, fluctuations in customer demand; mail volumes; foreign currency exchange rates; the outcome of litigations; and changes in postal regulations, as more fully outlined in the company's 2009 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and years ended December 31, 2010 and 2009, and consolidated balance sheets at December 31, 2010 and September 30, 2010 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009 (2)	2010	2009 (2)
Revenue:
Equipment sales	$312,017	$291,762	$1,030,416	$1,006,542
Supplies	78,795	82,773	318,430	336,239
Software	117,236	110,784	382,366	365,185
Rentals	143,782	159,440	600,759	647,432
Financing	161,236	165,910	637,948	694,444
Support services	180,343	183,229	711,519	714,429
Business services	440,633	460,407	1,743,816	1,804,900

Total revenue	1,434,042	1,454,305	5,425,254	5,569,171

Costs and expenses:
Cost of equipment sales	151,270	124,832	476,390	455,976
Cost of supplies	23,791	25,165	97,172	93,660
Cost of software	25,095	21,761	86,159	82,241
Cost of rentals	33,807	44,509	141,465	158,881
Financing interest expense	22,344	23,721	88,292	97,586
Cost of support services	113,787	110,659	451,609	467,279
Cost of business services	333,524	348,468	1,337,236	1,382,401
Selling, general and administrative	455,736	483,304	1,760,677	1,800,714
Research and development	38,884	43,568	156,371	182,191
Restructuring charges and asset impairments	79,235	35,901	182,274	48,746
Other interest expense	29,447	26,721	115,619	111,269
Interest income	(736)	(1,796)	(2,587)	(4,949)

Total costs and expenses	1,306,184	1,286,813	4,890,677	4,875,995

Income from continuing operations before income taxes	127,858	167,492	534,577	693,176

Provision for income taxes	50,468	47,779	205,770	240,154

Income from continuing operations	77,390	119,713	328,807	453,022

Loss from discontinued operations, net of income tax	(9,772)	(13,405)	(18,104)	(8,109)

Net income before attribution of noncontrolling interests	67,618	106,308	310,703	444,913

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	7,754	18,324	21,468

Pitney Bowes Inc. net income	$63,024	$98,554	$292,379	$423,445

Amounts attributable to Pitney Bowes Inc.:
Income from continuing operations	$72,796	$111,959	$310,483	$431,554
Loss from discontinued operations	(9,772)	(13,405)	(18,104)	(8,109)

Pitney Bowes Inc. net income	$63,024	$98,554	$292,379	$423,445

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.36	$0.54	$1.51	$2.09
Discontinued operations	(0.05)	(0.06)	(0.09)	(0.04)

Net income	$0.31	$0.48	$1.42	$2.05

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.36	$0.54	$1.50	$2.08
Discontinued operations	(0.05)	(0.06)	(0.09)	(0.04)

Net income	$0.31	$0.47	$1.41	$2.04

Average common and potential common
shares outstanding	204,215,176	207,733,717	206,752,872	207,322,440

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	12/31/10	09/30/10
Current assets:
Cash and cash equivalents	$484,363	$386,046
Short-term investments	30,609	21,351
Accounts receivable, less allowances:
12/10 $31,880 09/10 $34,865	792,135	725,667
Finance receivables, less allowances:
12/10 $48,709 09/10 $48,366	1,321,596	1,308,821
Inventories	168,967	187,875
Current income taxes	93,013	112,719
Other current assets and prepayments	107,029	102,838

Total current assets	2,997,712	2,845,317

Property, plant and equipment, net	426,501	458,766
Rental property and equipment, net	300,170	315,489
Long-term finance receivables, less allowances:
12/10 $20,721 09/10 $20,511	1,244,499	1,245,798
Investment in leveraged leases	251,006	241,125
Goodwill	2,306,793	2,312,304
Intangible assets, net	297,443	304,186
Non-current income taxes	126,754	108,546
Other assets	478,769	484,376

Total assets	$8,429,647	$8,315,907

Liabilities, noncontrolling interests and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,825,261	$1,694,745
Current income taxes	218,372	130,114
Notes payable and current portion of long-term obligations	53,494	135,674
Advance billings	481,900	461,573

Total current liabilities	2,579,027	2,422,106

Deferred taxes on income	221,294	304,765
Tax uncertainties and other income tax liabilities	536,531	546,314
Long-term debt	4,239,248	4,242,845
Other non-current liabilities	653,758	573,447

Total liabilities	8,229,858	8,089,477

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible	4	4
Cumulative preference stock, no par value, $2.12 convertible	752	804
Common stock, $1 par value	323,338	323,338
Additional paid-in capital	250,928	247,800
Retained earnings	4,282,316	4,293,549
Accumulated other comprehensive loss	(473,806)	(451,880)
Treasury stock, at cost	(4,480,113)	(4,483,555)

Total Pitney Bowes Inc. stockholders' deficit	(96,581)	(69,940)

Total liabilities, noncontrolling interests and stockholders' deficit	$8,429,647	$8,315,907

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2010
(Unaudited)

(Dollars in thousands)	Three Months Ended December 31,
			%
	2010	2009	Change
Revenue

U.S. Mailing	$472,834	$498,882	(5%)
International Mailing	243,510	240,505	1%
Small & Medium Business Solutions	716,344	739,387	(3%)

Production Mail	177,105	159,745	11%
Software	111,037	105,180	6%
Management Services	250,750	271,272	(8%)
Mail Services	146,281	145,309	1%
Marketing Services	32,525	33,412	(3%)
Enterprise Business Solutions	717,698	714,918	0%

Total revenue	$1,434,042	$1,454,305	(1%)

EBIT (1)

U.S. Mailing	$181,442	$181,876	(0%)
International Mailing	37,406	40,883	(9%)
Small & Medium Business Solutions	218,848	222,759	(2%)

Production Mail	25,262	24,063	5%
Software	24,070	21,271	13%
Management Services	26,890	23,013	17%
Mail Services	18,517	19,401	(5%)
Marketing Services	5,703	5,615	2%
Enterprise Business Solutions	100,442	93,363	8%

Total EBIT	$319,290	$316,122	1%

Unallocated amounts:
Interest, net (2)	(51,055)	(48,646)
Corporate expense	(61,142)	(59,633)
Restructuring charges and asset impairments	(79,235)	(35,901)
Other items	-	(4,450)

Income from continuing operations before income taxes	$127,858	$167,492

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
December 31, 2010
(Unaudited)

(Dollars in thousands)	Twelve Months Ended December 31,
			%
	2010	2009	Change
Revenue

U.S. Mailing	$1,879,298	$2,016,259	(7%)
International Mailing	922,471	920,398	0%
Small & Medium Business Solutions	2,801,769	2,936,657	(5%)

Production Mail	557,219	525,745	6%
Software	362,914	345,739	5%
Management Services	999,288	1,060,907	(6%)
Mail Services (3)	562,526	559,200	1%
Marketing Services	141,538	140,923	0%
Enterprise Business Solutions	2,623,485	2,632,514	(0%)

Total revenue	$5,425,254	$5,569,171	(3%)

EBIT (1)

U.S. Mailing	$689,363	$743,108	(7%)
International Mailing	142,875	128,084	12%
Small & Medium Business Solutions	832,238	871,192	(4%)

Production Mail	60,373	51,037	18%
Software	42,206	37,335	13%
Management Services	92,671	72,307	28%
Mail Services (3)	63,330	82,723	(23%)
Marketing Services	26,133	22,938	14%
Enterprise Business Solutions	284,713	266,340	7%

Total EBIT	$1,116,951	$1,137,532	(2%)

Unallocated amounts:
Interest, net (2)	(201,324)	(203,906)
Corporate expense	(198,776)	(187,254)
Restructuring charges and asset impairments	(182,274)	(48,746)
Other items	-	(4,450)

Income from continuing operations before income taxes	$534,577	$693,176

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

(2)	Interest, net includes financing interest expense, other interest expense and interest income.

(3)	The Mail Services segment for the twelve-month period ended December 31, 2010 includes a one-time out of period adjustment primarily to correct rates used to estimate earned but unbilled revenue for the periods 2007 through first quarter 2010. The adjustment reduced 2010 year-to-date revenue and EBIT by $21 million and $16 million, respectively. The impact of this adjustment was not material on any individual quarter or year during these periods and is not material to 2010 results.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

GAAP income from continuing operations
after income taxes, as reported	$72,796	$111,959	$310,483	$431,554
Restructuring charges and asset impairments	55,865	23,482	122,892	31,782
Tax adjustments	5,451	(2,141)	27,509	10,063
Income from continuing operations
after income taxes, as adjusted	$134,112	$133,300	$460,884	$473,399

GAAP diluted earnings per share from
continuing operations, as reported	$0.36	$0.54	$1.50	$2.08
Restructuring charges and asset impairments	0.27	0.11	0.59	0.15
Tax adjustments	0.03	(0.01)	0.13	0.05
Diluted earnings per share from continuing
operations, as adjusted	$0.66	$0.64	$2.23	$2.28

GAAP net cash provided by operating activities,
as reported	$284,406	$91,644	$951,293	$824,068
Capital expenditures	(29,591)	(40,219)	(119,768)	(166,728)
Restructuring payments and discontinued operations	28,853	38,333	119,566	105,090
Pension contribution	-	125,000	-	125,000
Reserve account deposits	4,994	7,900	10,399	1,664

Free cash flow, as adjusted	$288,662	$222,658	$961,490	$889,094

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Editorial
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com